                           ENERGY PURCHASE AGREEMENT
                           -------------------------

         ENERGY PURCHASE AGREEMENT ("Agreement") entered into this 18th day of December 1989, between Camden Cogen, L.P., a Delaware limited partnership (Seller), and Camden Paperboard Corporation a New Jersey corporation ("Buyer").

         Seller and Buyer, desiring to set forth the terms under which Seller will deliver and Buyer will accept at the Steam Point of Delivery and pay for thermal energy to be used in Buyer's Camden facilities, hereby agree as follows:

                               TABLE OF CONTENTS

Section          Title                                                     Page
-------          -----                                                     ----
1                DEFINITIONS ...............................................  1
1.1              General Definitions .......................................  1
1.2              Other Defined Terms .......................................  3
1.3              Accounting Terms ..........................................  3

2                CONSTRUCTION AND MAINTENANCE OF FACILITY ..................  4
2.1              Construction ..............................................  4
2.2              Operation and Maintenance after Completion of Construction   4

3                DELIVERY, ACCEPTANCE AND PRICE OF STEAM ...................  6
3.1              Minimum Annual Steam Usage ................................  6
3.2              Corrective Efforts ........................................  6
3.3              Minimum Tender ............................................  7
3.4              Maximum Tender ............................................  7
3.5              Price of Steam ............................................  7
3.6              Condensate Return .........................................  7

4                MEASUREMENTS AND PAYMENT TERMS ............................  8
4.1              Measurement Devices .......................................  8
4.2              Calibration and Adjustment ................................  8
4.3              Corrections ...............................................  8
4.4              Audit .....................................................  9
4.5              Billing and Payment .......................................  9

5                FORCE MAJEURE .............................................  10
5.1              Suspension of Obligation ..................................  10
5.2              Force Majeure Defined .....................................  10
5.3              Notice of Occurrence ......................................  11
5.4              Obligations to Correct Inability ..........................  11

6                ASSIGNMENT AND RIGHTS OF FINANCIER ........................  12
6.1              Assignment ................................................  12
6.2              Financing .................................................  12

7                LIMITATION OF LIABILITY ...................................  13
7.1              Limitation of Liability ...................................  13

8                TERM ......................................................  15
8.1              Term ......................................................  15
8.2              Renewal Terms .............................................  15
8.3              Expiration ................................................  15
8.4              Termination ...............................................  15

9                REGULATORY, LEGISLATIVE AND JUDICIAL ACTIONS ..............  16
9.1              Denial of Regulatory Approvals ............................  16
9.2              Repeal or Amendment of PURPA  .............................  16
9.3              Legislative or Judicial Action ............................  16
9.4              Termination of Agreement ..................................  16

Section          Title                                                      Page
-------          -----                                                      ----
10               WARRANTIES ................................................  17
10.1             General Warranties ........................................  17
10.2             Commodity Warranties ......................................  17

11               CONFIDENTIALITY ...........................................  18
11.1             Confidentiality of Information ............................  18
11.2             Publicity .................................................  18

12               DISPUTES ..................................................  19
12.1             Disputes ..................................................  19

13               MISCELLANEOUS .............................................  20
13.1             Governing Law .............................................  20
13.2             Notices ...................................................  20
13.3             Non-waiver ................................................  20
13.4             Severability ..............................................  20
13.5             Captions ..................................................  21
13.6             Entire Agreement and Amendments ...........................  21

EXHIBITS

1                Specification for Steam and Condensate Return

2                Terminal Point Details

3                Project Schedule

                                   SECTION 1

                                  DEFINITIONS

1.1 General Definitions. The following terms when capitalized and used herein shall have the following meanings:
    (a) "Avoided Boiler Fuel Cost" shall mean a dollar amount per thousand pounds of Steam determined by application of the following formula:

                              g x C
                                 ----
                                 0.84

        where g is the average cost per MMBtu (Higher Heating Value) to Seller of fuel used in the Facility gas turbine during the period for which Avoided Boiler Fuel Cost is being determined; and C is equal to 1.023 which is the stipulated amount of heat energy in MMBtu required to convert 1000 pounds of return condensate and makeup water, in the proportions and meeting the specifications set forth in Exhibit 1, to Steam.

    (b) "Buyer's Auxiliary Boiler" shall mean auxiliary boiler owned by Buyer and located on his property including all its associated auxiliaries and fuel storage and handling equipment. This boiler shall serve as a back-up to the Seller's steam supply system.

    (c) "Cogenerated Steam" shall mean steam generated through the sequential production of electricity and then steam in the Facility and Tendered to Buyer at the Steam Point of Delivery with the characteristics specified in Exhibit 1.

    (d) "Facility" shall mean the cogeneration plant, substation, and associated facilities and equipment described in the specifications to be constructed, owned/leased, operated and maintained by Seller on the Seller's Site.

    (e) "Financier" means any individual(s) or entity(ies) (and any representative(s) or trustee(s) or any such individual(s) or entity(ies)): (i) lending money to Seller for: (a) the construction or term financing of the Facility; (b) the establishment and/or maintenance of working capital requirements: and/or (c) the refinance or take-out of any such loan(s); and/or (ii) participating as an equity investor; and/or (iii) any lessor under a lease finance arrangement.

    (f) "Higher Heating Value" shall mean the heat value in Btu per unit volume of fuel as defined by the suppliers of fuel used in the facility.

    (g) "Hour of Operation" shall mean an hour during which the Facility is actually operating and producing electrical or useful thermal energy.

    (h) "MMBtu" shall mean million British Thermal Units.
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                                      -2-

    (i) "Month" shall mean the calendar month commencing at 12:00 a.m. local time on the first day of the calendar month and concluding at midnight local time on the final day of the same calendar month.

    (j) "Non-cogenerated Steam" shall mean steam generated in the Buyer's Auxiliary Boiler.

    (k) "Offsite Facilities" shall mean that equipment provided and installed by Seller outside the Site and used in connection with the Facility including connections for plant water, condensate return, electricity, steam, waste water, potable water, sanitary sewer and oily water.

    (l) Public Service Electric and Gas (PSE&G) shall mean the public utility which is purchasing electricity from Seller.

    (m) "PP&IA" shall mean that certain Power Purchase and Interconnection Agreement dated April 15, 1988 between Seller and Public Service Electric and Gas.

    (n) "Return Condensate Point of Delivery" shall mean a point defined in
        Exhibit 2.

    (o) "Steam Discount Benefits Received" shall be calculated each month by the application of the following formula:

        For up to the first 35,000 pounds of Cogenerated Steam per hour of operation of the Facility:

        Avoided Boiler Fuel Cost x pounds of Cogenerated Steam delivered
        ----------------------------------------------------------------
                                      1000

        Plus for steam in excess of 35,000 pounds of Cogenerated Steam per hour of operation of the Facility:

        0.5 x Avoided Boiler Fuel Cost x pounds of Cogenerated Steam delivered
        ----------------------------------------------------------------------
                                      1000

    (p) "Steam Point of Delivery" shall mean a point defined in Exhibit 2.

    (q) "Tender" shall be deemed to occur whenever, and to the extent that, Seller offers to deliver Cogenerated Steam at the relevant Point of Delivery giving allowance for normal operating delays associated with increases in steam flow to Buyer. Seller will at all times be deemed to be offering to deliver Steam unless it notifies Buyer to the contrary.
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                                      -3-


     (r) "Term" shall mean the term of this Agreement as defined under Article 8 below.

     (s) "Year" shall mean a calendar year.

1.2 Other Defined Terms. When capitalized and used herein, the following terms shall have the meanings provided in the indicated Sections of this
     Agreement: Commercial Operation (Section 8.1), Construction Schedule (Section 2.1), Force Majeure (Section 5.2), FUA (Section 3.1), PURPA (Section 3.1).

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.
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                                      -4-

                                   SECTION 2

                    CONSTRUCTION AND MAINTENANCE OF FACILITY

2.1 Construction. During construction of the Facility:

    (a) Seller shall, at its expense, be responsible for the design and construction of the Facility. Seller shall use reasonable efforts to maintain the construction schedule in Exhibit 3 ("Construction Schedule").

    (b) Buyer shall provide the following construction services at Buyer's expense:

            1. Full access to Buyer's roads as necessary for the construction of the Facility. Seller shall use Buyer's roads so as not to unreasonably interfere with the Buyer's operations;

    (c) Buyer shall provide such consents, certificates, opinions of counsel and the like as are reasonably requested by Financier or any entity providing financing in connection with the Facility.

    (d) Buyer shall assist Seller, if necessary, in obtaining agreements for water or sewage and in permitting activities and the coordinating of any publicity or communication with the local community.

    (e) Buyer agrees to grant to Seller any casement in its property which is necessary to allow Seller to construct steam lines, condensate lines and electric transmission lines under this Agreement.

2.2 Operation and Maintenance after Completion of Construction. After completion of construction of the Facility:

    (a) Seller shall operate and maintain the Facility, or cause the Facility to be operated and maintained, pursuant to generally accepted industrial cogeneration practices.

    (b) Seller shall provide Buyer on the second Friday of each month a report giving the following:

        1. Any significant factors which may affect or have affected Facility operations;

        2. A summary  log for each  meter required  under  Article 4 for the
           previous   month   reporting   recorded   measurements,   calibration
           corrections and the next scheduled calibration; and
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                                      -5-

        3. A log of all scheduled and unscheduled partial or total downtime during the previous month, the reasons therefor, and a schedule of all partial or total scheduled downtime for the next two months.

        4. A summary log of the Steam Discount Benefits Received in the previous month and the total to date through the end of the previous month which would be used in calculating Buyer's liability under Section
           7.1 (a).

    (c) Buyer shall provide Seller on the second Friday of each month a report giving the following:

        1. Projected steam needs during the next two months, in such detail as Seller reasonably requests; and

        2. Any significant factors which may affect operations at Buyer's plant.

    (d) Buyer shall grant all casements necessary to provide Seller access to any areas of Buyer's property for operation, maintenance or notification of steam and condensate lines to be installed by Seller under this Agreement and for operation and maintenance of the Buyer's Auxiliary Boiler.

        Seller agrees to operate and maintain the Buyer's Auxiliary Boiler to supply steam to Buyer when the Facility is not operating. Buyer agrees to supply all fuel and other consumables for the Buyer's Auxiliary Boiler. Maintenance and repair costs for the Buyer's Auxiliary Boiler shall be to the account of the Buyer. Buyer shall maintain all permits necessary for the continued operation of the Buyer's Auxiliary Boiler.

                                   SECTION 3

                    DELIVERY, ACCEPTANCE AND PRICE OF STEAM

3.1 Minimum Annual Steam Usage. Buyer shall, beginning on the date of Commercial Operation and in each Year thereafter during the Term, and in the partial Year with which the Term ends, accept and utilize in its thermal industrial processes, when Tendered, an amount of Cogenerated Steam sufficient to preserve the Facility's status as a qualifying cogeneration facility under applicable state and federal laws and regulations in effect at the time of execution of this Agreement, including but not limited to, the Fuel Use Act of 1978 ("FUA") and the Public Utility Regulatory Policies Act of 1978 ("PURPA"). The foregoing obligation shall be satisfied, if during each such Year or partial Year, Buyer accepts and so utilizes, when Tendered, a quantity of Cogenerated Steam sufficient to average at least 23,000 pounds per hour of operation of the Facility. Buyer shall use reasonable efforts to accept and so utilize such greater amounts of Cogenerated Steam as may be necessary to maintain such qualification in the event such laws or regulations are amended so as to require greater utilization.

3.2 Corrective Efforts. Buyer shall notify Seller promptly if, at any time during the term of this Agreement, Buyer has reason to believe that it will fail to meet its obligations under Section 3.1. Seller and Buyer shall meet no less than quarterly to review matters of mutual concern hereunder including Buyer's usage of Steam for the Year to date, its projected demand for the balance of the Year, and Seller's projected ability to supply Steam for the balance of the Year. If it appears that Buyer will fail to meet its obligations under Section 3.1, Seller and Buyer shall take all reasonable action necessary to prevent such failure from resulting in loss of the Facility's qualifying status under the FUA and PURPA, and regulations promulgated thereunder. If the above actions to prevent loss of qualifying status by reason of Buyer's failure to meet its obligations are unsuccessful, Seller shall, in cooperation with Buyer, evaluate any reasonable alternatives which would permit Seller to 1) continue the operation of the facility, 2) maintain the PP&IA pursuant to the terms of said agreement and 3) not subject Seller or its Owners to federal and state governmental regulation under FUHCA, Federal Power Act, New Jersey public utility law or otherwise. Seller may elect to implement any of these alternatives which, in its sole judgement, it deems satisfactory.

    The taking of any actions described above shall not excuse the absolute nature of Buyer's obligation under paragraph 3.1(a).

3.3 Minimum Tender. Seller shall Tender useful thermal energy to Buyer at a rate at least equal to that which Buyer has agreed to accept and utilize in
    Section 3.1.

3.4 Maximum Tender. In no event will Seller tender steam at an average rate in excess of 50,000 pounds per hour during any year. However, should the Buyer wish to increase this maximum, Seller agrees to take all reasonable action to accommodate Buyer up to a maximum average rate of 60,000 pounds per hour. Buyer agrees to provide Seller with at least one years' notice of its intent to increase the maximum tender.

3.5 Price of Steam

    (a) Buyer shall pay Seller an amount equal to 0.0 times the Avoided Boiler Fuel Cost per thousand pounds of Cogenerated Steam for the first 35,000 pounds per hour of Cogenerated Steam accepted by Buyer in any Month.

    (b) Buyer shall pay Seller an amount equal to 0.50 times the Avoided Boiler Fuel Cost per thousand pounds of Cogenerated Steam for Cogenerated Steam in excess of 35,000 pounds per hour accepted by Buyer in any month.

    (c) The price payable for Steam in any month shall be adjusted appropriately to account for any difference between (1) the enthalpy of return condensate based upon the actual quantities, proportions and temperature thereof and (2) the enthalpy of return condensate meeting the temperature and quantity specifications set forth in Exhibit 1.

3.6 Condensate Return. Buyer shall return condensate in the quantities and meeting the specifications set forth in Exhibit 1.

                                   SECTION 4

                         MEASUREMENTS AND PAYMENT TERMS

4.1 Measurement Devices

    (a) Seller shall install, operate and maintain at its expense such measurement devices as are appropriate to accurately measure Cogenerated Steam and return condensate delivered under this Agreement.

    (b) Each measurement device provided for under this Agreement shall be of standard manufacture and shall be located as near as practicable to the Steam Point of Delivery and Return Condensate Point of Delivery.

    (c) Measurement devices shall, unless otherwise agreed, continuously record the variables measured.

    (d) Buyer shall have access to measuring devices at all reasonable hours, and may inspect charts and test data during normal business hours.

4.2 Calibration and Adjustment. Seller shall periodically (at intervals of no more than three months) calibrate and adjust all measurement devices using methods with an accuracy of 3% in the case of steam meters, 3% in the case of meters measuring return condensate, and 3 deg. F in the case of temperature measuring devices. Seller will give Buyer at least 10 days notice in order for Buyer to observe these calibrations. Seller shall not be obligated to reschedule any scheduled calibration to facilitate such observation. Seller shall furnish calibration reports to Buyers.


4.3 Corrections. If any measurement device shall be found to be out of calibration by more than 4% in the case of Steam meters and 4% in the case of devices measuring return condensate and where the period of inaccurate registry can be determined, the readings of such device shall be corrected, and the corrected readings shall be used as a basis for redetermining the deliveries of Steam or condensate, as the case may be, during the period of inaccurate registry. When the period of inaccurate registry cannot be determined it shall be assumed to be one-half of the period between the correction of the device that was registering inaccurately and the next prior calibration, testing or proving of such measuring device. If the measurement device shall be found to have registered inaccurately less than the above specified percentages, then the readings of such devices shall not be corrected.

4.4 Audit. Within 90 days after (i) the end of any Year during the Term and (ii) the end of the Term, buyer, at its expense, may cause an audit to be performed of the cost to Seller of fuel used in the Facility for the period then ended. Such audit shall be performed by an independent public accounting firm of national standing selected by Buyer and acceptable to Seller. If such audit reveals an error in Seller's computation of such cost which resulted in billings for the applicable period varying from the amount properly billable according to the audit, an appropriate adjustment shall be made. Seller shall preserve all original test data, charts and similar records in its possession, and all invoices, contracts and similar records relating to its fuel costs for a period of at least three years.

4.5 Billing and Payment. Seller shall render invoices each Month for Cogenerated Steam based upon the quantities and rates of deliveries thereof during the preceding Month, determined pursuant to this Article 4. Buyer shall pay the full invoiced amount for Cogenerated Steam within 10 business days after receipt of Seller's monthly invoice therefore, irrespective of any defense or any rights of set-off, recoupment, counterclaim or deduction arising out of this Agreement or otherwise.

    Seller shall render an invoice to Buyer for any necessary or reasonable maintenance or repair work performed by Seller on the Buyer's Auxiliary Boiler. Seller shall obtain Buyer's approval in advance before performing maintenance or repair work beyond normal routine maintenance. Buyer shall pay the full invoiced amount within 10 business days after receipt of Seller's monthly invoice therefore, irrespective of any defense or any rights of set-off, recoupment, counterclaim or deduction arising our of this Agreement or otherwise.

                                   SECTION 5

                                 FORCE MAJEURE

5.1 Suspension of Obligations. During the continuance of any Force Majeure (as defined below) with respect to an obligation of a party to this Agreement, the affected obligations of such party, other than any obligation of either party to pay money when and to the extent due under the terms of this Agreement, shall be suspended. Buyer's obligations under Section 3.1 shall be excused during the Term for twelve months in the aggregate due to any of the following: an event of Force Majeure; for a major plant overhaul, retooling or equipment failure; or for economic conditions which cause Buyer to operate its plant at reduced capacity. After such period, Buyer's obligations shall be unaffected by such events or conditions.

5.2 Force Majeure Defined. For purposes of this Agreement, Force Majeure shall mean, with respect to the obligation of party, any event, occurrence, condition which prevents the performance of such party's obligation under this Agreement and which such party could not have prevented by the exercise of reasonable diligence. Such events, occurrences, conditions include, but are not limited to:

    (a) acts of God or acts of providence including, without limitation, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storm warnings, perils of the sea, extreme heat or extreme cold, any other adverse weather conditions and whether preceded by, concurrent with, or followed by acts or omissions of any human agency, whether foreseeable or not, which may directly or indirectly contribute to or result in such party's inability to perform its obligations.

    (b) acts of government including, without limitations, laws, orders, rules, decrees, judgments, judicial actions, regulations, acts of arrest or restraint, by any government (da jure or de facto), or any agency, subdivision or instrumentality thereof, having, claiming or asserting authority or jurisdiction over the subject matter of this Agreement, when any such act of government directly or indirectly contributes to or result in such party's inability to perform its obligations;

    (c) acts of civil disorder including, without limitation, acts of sabotage, acts of the public enemy, acts of war (declared to undeclared), blockades, insurrections, riots, mass protests or demonstrations and police action in connection with or in reaction to any such acts of civil disorder, when such act of civil disorder directly or indirectly contributes or results in such party's inability to perform its obligations;

    (d) acts of industrial disorder including, without limitation, strikes, lockouts, and picketing when any such act of industrial disorder directly or indirectly contributes to or results in such party's inability to perform its obligations; provided, however, that the settlement of any labor dispute to prevent or end any such act of industrial disorder shall be within the sole discretion of the party to this Agreement involved in such labor dispute, and the requirement that any inability to perform shall be corrected with reasonable diligence shall not apply to labor disputes;

    (e) inability to obtain or acquire at reasonable cost grants, servitudes, rights-of-way, permits, licenses, or any other authorizations from third parties or agencies (private or governmental) or inability to obtain or acquire at reasonable cost necessary materials and supplies, to construct, maintain and operate any facilities required for the performance of any obligations under this Agreement, when any such inability directly or indirectly contributes to or results in such party's inability to perform its obligations.

5.3 Notice of Occurrence. The party affected shall promptly notify the other party of the occurrence of Force Majeure.

5.4 Obligation to Correct Inability. The party whose performance is prevented by Force Majeure shall use reasonable diligence to correct its inability to perform.

                                   SECTION 6

                       ASSIGNMENT AND RIGHTS OF FINANCIER

6.1 Assignment. Except for any assignment in connection with any financing of the Facility, any reassignment in connection with the exercise of remedies by the Financier, or to any entity controlling, controlled by or under common control with Seller, any assignment of this Agreement or any rights therein by either party shall be void unless consented to in writing by the other party such consent not to be unreasonably withheld. The subcontracting of portions of the performance required by this Agreement shall not be deemed an assignment for purposes of the foregoing.


6.2 Financing. Buyer is aware that Seller will enter into a loan agreement and/or other agreement in connection with any loan under which a Financier, its agents, successors or assigns, may acquire the rights of Seller under this Agreement. Upon any such acquisition of Seller's rights, Buyer agrees to accept the Financier or its nominee in place of Seller for all purposes under or in connection with this Agreement for the remainder of the Term.

                                   SECTION 7

                            LIMITATION OF LIABILITY

7.1 Limitation of Liability

    (a) To the extent that Buyer fails to meet its obligation under Section
        3.1 in any year during the term of this Agreement or should Buyer terminate this Agreement prior to Commercial Operation, Buyer agrees that it will pay to Seller an amount equal to a percentage of the total steam discount benefits received by Buyer in accordance with the following:

YEAR IN WHICH DEFAULT
OR TERMINATION OCCURS         LIABILITY
---------------------         ---------
From effective date           100% of projected steam discount
of this Agreement through          benefits for first year.
Commercial Operation               (See Note 1)

1st year of operation         100% of actual steam discounts
                                   received to date plus projected
                                   steam discount benefits for
                                   balance of year (See Note 1)

2nd year of operation         80%  of total steam discount
                                   benefits received to date

3rd year of operation         60%      "

4th year of operation         40%      "

5th year of operation         20%      "

6th - 20th years of operation  0%      "

-------------
Note 1. Projected Steam Discount Benefits for the first year shall be calculated based on an assumption of 8000 hours of operation and 34,000 pounds per hour of steam delivered. The average cost per MMBtu (HHV) of fuel for the formula in 1.1 (a) shall be based on PSE&G's CIG gas tariff on the date of termination, if prior to the Date of Commercial Operation.

        If default or termination occurs after the Date of Commercial Operation but prior to the end of the first full year of operation, the liability will be the actual Steam Discount Benefits received to date plus the Projected Steam Discount Benefits for the balance of the year which will be based on the foregoing formula, prorated for the remaining hours in the year and using the average actual fuel cost to data.

    (b) Seller shall not be liable to Buyer for damages arising out of Seller's failure to deliver Steam to Buyer hereunder due to failure to achieve Commercial Operation.

    (c) IN NO EVENT, EXCEPT TO THE EXTENT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN MAY BE CONSTRUED TO COVER SUCH DAMAGES, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, GUARANTEE, INDEMNITY, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES INCLUDING BUT NOT LIMITED TO: LOSS OF PROFITS OR REVENUE, DOWN TIME COSTS, COSTS OF PURCHASED OR REPLACED STEAM.

                                   SECTION 8

                                      TERM

8.1 Term. The Term of this Agreement shall be effective upon execution and shall continue for a period of 20 years (initial term) from the Date of Commercial Operation per the PP&IA.

8.2 Renewal Terms. Upon the expiration of the initial term, this Agreement may be renewed for two (2) successive five (5) year renewal terms subject to mutual agreement of the parties provided written notice of intent to renew is given by either Buyer or Seller to the other no less than three (3) years prior to the expiration of the then pending term.

8.3 Expiration. At the expiration of the initial term or a renewal term, if applicable, this Agreement and each party's obligation(s) hereunder shall automatically terminate as of the effective date thereof; provided, however, expiration of this Agreement shall not relieve either party from any obligation arising under this Agreement to pay any monies due to the other party which monetary obligation was incurred prior to the date of expiration of this Agreement.

8.4 Termination. Seller shall have the right to terminate this Agreement, upon 10 days notice to Buyer, at any time prior to the date of Commercial Operation if the Seller is unable to obtain the necessary permits or reasonable financing to construct the Facility and neither party shall have any further liability to the other except for those claims existing prior to the termination. Buyer shall have the right to terminate this Agreement, upon 10 days notice to Seller, without incurring the liability in Section
    7.1 if Seller fails to achieve Commercial Operation of the Facility by June 1, 1994, the sunset date in the PP&IA, or the date to which that date may be extended by the terms of the PP&IA.

                                   SECTION 9

                  REGULATORY, LEGISLATIVE AND JUDICIAL ACTIONS

9.1 Denial of Regulatory Approvals. Upon any denial of any application for any permit or license (or any revocation or adverse modification of any such permit or license) to construct or operate the Facility by a regulatory body with jurisdictional authority, Seller, may, upon 10 days notice to Buyer, terminate this Agreement. Upon such termination, each party shall bear all the costs that it has incurred resulting from participation under this Agreement from the date of this Agreement to and including the effective date of such termination.

9.2 Repeal or Amendment of PURPA. In the event that PURPA is for any reason no longer in effect, or is amended in such a way as to deny the benefits of the PUHCA exemption to Seller or its Owners, Seller will negotiate in good faith with PSE&G pursuant to the terms of the PP&IA. If the repeal or amendment of PURPA results in a change in the PP&IA purchase rates then Seller and buyer will negotiate in good faith and execute an amendment to this Agreement within thirty (30) days to preserve as nearly as practicable the economic benefits of the project to the Parties.

9.3 Legislative or Judicial Action. In the event any legislative or judicial body or governmental agency reduces or disallows any payments made by PSE&G pursuant to the terms of the PP&IA and the PP&IA purchase rates are revised as a result thereof then Seller and Buyer will negotiate in good faith and execute an amendment to this Agreement within thirty (30) days to preserve as nearly as practicable the economics benefits of the project to the Parties. Such revised pricing shall be effective as of the effective date of the legislative, judicial or governmental agency pronouncement requiring revised purchase rates per the PP&IA. Such amendment and such revised pricing shall be null and void ab initio in the event that any such legislative, judicial or governmental agency pronouncement is not upheld on appeal, and Seller shall, within forty-five (45) days thereafter, pay to Buyer the amount by which the payments paid under such amendment exceed the amount which would have been made under the contract in the absence of such amendment.

9.4 Termination of Agreement. In the event that the PP&IA between Seller and PSE&G is terminated for any reason or if Seller and Buyer cannot reach agreement following good faith negotiation under Sec. 9.2 or 9.3, then Seller may, upon 10 days notice to Buyer, terminate this Agreement and neither party shall have any further liability to the other except for those claims existing prior to the terminations.

                                   SECTION 10

                                   WARRANTIES

10.1 General Warranties. Seller, a partnership, and Buyer, a corporation warrants that it is an entity duly organized and in good standing in its state of registration, is qualified to do business in such state in which such qualification is necessary for its performance of this Agreement, and has all requisite corporate or other appropriate power to execute, deliver and perform this Agreement, and that its execution, delivery and performance hereof has been duly authorized by all necessary corporate or other appropriate action.

10.2 Commodity Warranties

     (a) Seller warrants that the Steam it provides to Buyer will be delivered with the characteristics specified in Exhibit 1. Buyer warrants that the return condensate it provides to Seller will be delivered with the characteristics specified in Exhibit 1. The foregoing warranties are exclusive and in lieu of all other warranties, whether written or oral. SELLER DISCLAIMS ANY OTHER WARRANTY WHICH MIGHT BE IMPLIED BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (b) Upon notification to Seller or Buyer that Steam or return condensate, respectively, do not comply with the warranty stated in Paragraph 10.2(a), the party so notified will take prompt remedial action, at no cost to the other party, to correct such non-conformance. Neither party will continue to deliver non-conforming commodities after such notice unless the other party so requests. Except for enthalpy adjustments under Article 3, the foregoing remedy shall be the exclusive remedy for any and all claims, however instituted, based on breach of the quality warranties stated in Paragraph 10.2(a).

                                   SECTION 11

                                CONFIDENTIALITY

11.1 Confidentiality of Information. Except as hereinafter provided, all information obtained by Seller, its employees, subcontractors, agents and any other representatives of Seller from Buyer concerning the business of Buyer shall be considered confidential if so designated in writing by Buyer at or prior to delivery and shall be treated with the same standard of care as Seller's own proprietary information of like nature and kind and such information shall not be divulged without obtaining prior written approval by Buyer. Except as hereinafter provided, all information obtained by Buyer, its employees, agents and any other representatives of buyer from Seller concerning the Facility and business of Seller shall be considered confidential if so designated in writing by Seller at or prior to delivery and shall be treated with the same standards of care as Buyer's own proprietary information of like kind and nature and such information shall not be divulged without obtaining prior written approval by Seller.

     No information shall be subject to such restrictions if (a) it is received by the restricted party from a source other than the other party, and such source, to the restricted party's knowledge, is not similarly restricted;
     (b) it is, or becomes, public information; (c) it was in the restricted party's possession and not subject to restriction at the time of receipt from the other party; or (d) it is developed independently by the restricted party. In addition, either party may disclose information if legally required to do so. With respect to any information, unless notice is given that a longer restriction period is required, such restrictions shall expire 3 years after receipt thereof. The obligation set forth in this paragraph shall be a continuing one and shall survive the termination of this Agreement.

11.2 Publicity. Neither party shall publish any promotional material or issue any press release relating to this Agreement without the prior written approval of the other party.

                                   SECTION 12

                                    DISPUTES

12.1 Disputes. In the event of a dispute between the parties, such dispute shall be settled if possible by friendly negotiation. Each party shall have the right by giving notice to the other party to refer a dispute to a meeting of senior headquarter's management of the parties. Such meeting shall be held within fourteen (14) business days following the giving of written notice. If the matter is not resolved within twenty (20) business days of the date of the notice referring the matter to senior headquarter's management, or such later date as may be mutually agreed upon, either party pursue whatever legal remedies it may have.

                                   SECTION 13

                                 MISCELLANEOUS

13.1 Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of New Jersey and, where applicable, the federal law of the United States of America.

13.2 Notices. All invoices and notices required to be given herein shall be effective upon receipt and shall be in writing and personally delivered or mailed, first class mail, postage prepaid, or given by telex, telegram, telecopy or other similar means to Buyer or to Seller at the following address (or such other address as may hereafter be designated by the respective parties in writing):


If to Seller:                 1 River Road
                              Building 2 - 7th floor
                              Schenectady, New York 12345
                              Attn.: General Manager - J. Craig Fuehrer

If to Buyer:                  267 Jefferson Avenue
                              Camden, New Jersey 01804
                              Attn.: General Manger - James Whitten

If to Financier:


13.3 Non-waiver. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and assigns. No failure or successive failures on the part of any party, its respective successors or assigns, to enforce any covenant or agreement, and no waiver or successive waivers on its part of any condition of this Agreement shall operate as a discharge of such covenant, agreement or condition, or render the same invalid, or impair the right of such party, its respective successors or assigns, to enforce same in the event of any subsequent breech or breeches by the other party, its successors or assigns.

13.4 Severability. In the event that any of the terms, covenants or conditions hereof or the application of any such term, covenant or condition shall be held invalid as to a party or circumstance by any court or arbitrator having jurisdiction, the remainder of such term, covenant or condition shall not be affected thereby and shall remain in full force and effect, and the parties shall negotiate in good faith to substitute a term or condition in this Agreement to replace the one held invalid.

13.5 Captions. All indexes, titles, subject headings, section titles and similar items are provided for the purpose of convenience and are not intended to be inclusive, definitive, or to affect the meaning of the contents or scope of this Agreement.

13.6 Entire Agreement and Amendments

    (a) This Agreement contains the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersedes and merges all prior agreements, commitments, representations, discussions and understandings between the parties.

    (b) No amendment or modification to this Agreement shall be binding or effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought.

    IN WITNESS WHEREOF, the Seller and Buyer have caused this Agreement to be signed on the date first above written.


                              CAMDEN COGEN, L.P.

                              BY: /s/ RONALD J. RANKIN
                                  ------------------------------------
                                  Senior Project Development Manager

                              CAMDEN PAPERBOARD CORPORATION

                              BY: /s/ JAMES B. WHITTEN
                                  -------------------------------------
                                  Vice President and General Manager